Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements No. 333-258540, No. 333-251554, No. 333-239547, No. 333-204830, No. 333-230478 and No. 333-230550 on Form S-3 and Registration Statements No. 333-261258, No. 333-196824 and No. 333-212421 on Form S-8 of PLx Pharma Inc. of our report dated March 11, 2022, with respect to our audits of the consolidated financial statements of PLx Pharma Inc. as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, which report is included in this Annual Report on Form 10-K of PLx Pharma Inc. for the year ended December 31, 2021.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 11, 2022